UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUBAYE, INC.
(Exact name of registrant as specified in its charter)

Delaware	35-2089848
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

349 Dabeilu, Shiqiao, Panyu
Guangzhou
Guangdong, China 511400
 (Address of principal executive offices)(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

The following is a summary of the material terms of the common stock of Subaye, Inc., a Delaware corporation (the “Company”). This summary is subject to and qualified in its entirety by the Certificate of Incorporation and Bylaws of the Company, as amended, and by the applicable provisions of Delaware law.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Certificate of Incorporation of the Company.

Holders of common stock are entitled to share in all dividends that the Board of Directors of the Company (the “Board”), in its discretion, declares from legally available funds. Although the Company intends to retain our earnings, if any, to finance the growth of its business, the Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which the Board may deem relevant.

In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are listed by The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 11, 2010

SUBAYE, INC.

By:	/s/ Zhiguang Cai
Name:	Zhiguang Cai
Title:	Chief Executive Officer